                                                                      EXHIBIT 11

                       JOHNSON & JOHNSON AND SUBSIDIARIES

                      CALCULATION OF EARNINGS PER SHARE(A)
           (DOLLARS AND SHARES IN MILLIONS EXCEPT PER SHARE FIGURES)

                                                                  FISCAL YEAR ENDED
                                         --------------------------------------------------------------------
                                         DECEMBER 28,   DECEMBER 29,   DECEMBER 31,   JANUARY 1,   JANUARY 2,
                                             1997           1996           1995          1995         1994
                                         ------------   ------------   ------------   ----------   ----------
1. Net Earnings........................    $  3,303          2,887          2,403         2,006        1,787
                                           --------       --------       --------      --------     --------

2. Average number of shares outstanding
   during the year -- basic............     1,336.0        1,332.6        1,291.9       1,286.1      1,303.5
                                           --------       --------       --------      --------     --------

3. Earnings per share based upon
   average outstanding shares (1 /
   2)..................................    $   2.47           2.17           1.86          1.56         1.37
                                           ========       ========       ========      ========     ========

4. Diluted earnings per share:
     a. Average number of shares
        outstanding during the
        year -- basic..................     1,336.0        1,332.6        1,291.9       1,286.1      1,303.5
     b. Shares issuable under stock
        compensation agreements at
        year-end.......................          --             --             --            --           --
     c. Shares reserved under the stock
        option plans for which the
        average market price during the
        period exceeds the option
        price..........................        68.1           71.6           62.8          50.7         52.2
     d. Aggregate proceeds to the
        Company from the exercise of
        options in 4c..................       2,024          2,154          1,273           919          871
     e. Average market price of the
        Company's common stock during
        the period.....................       59.19          48.08          34.14         23.21        21.46
     f. Shares which could be
        repurchased under the treasury
        stock method (4d / 4e).........        34.2           44.8           37.3          39.6         40.6
     g. Addition to average outstanding
        shares (4b + 4c - 4f)..........        33.9           26.8           25.5          11.1         11.6
     h. Shares for diluted earnings per
        share calculation (4a + 4g)....     1,369.9        1,359.4        1,317.4       1,297.2      1,315.1
                                           ========       ========       ========      ========     ========
     i. Diluted earnings per share (1 /
        4h)............................    $   2.41           2.12           1.82          1.55         1.36
                                           ========       ========       ========      ========     ========

---------------
(A) Prior periods have been restated to reflect the Statement of Financial Accounting Standards No. 128. All share and per share amounts have also been restated to reflect prior year stock splits.

                                       16